CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Global Medium-Term Notes, Series A	$3,750,000	$267.38

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated April 12, 2010 (To the Prospectus dated February 10, 2009 and Prospectus Supplement dated March 1, 2010) Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-145845

Barclays Bank PLC Autocallable Optimization Securities

with Contingent Protection Linked to the Common Stock of General Electric Company

due April 18, 2011

Investment Description

Autocallable Optimization Securities with Contingent Protection (the “Securities”) are direct, unconditional, unsecured and unsubordinated debt securities issued by Barclays Bank PLC (the “Issuer”) linked to the performance of the common stock of General Electric Company (the “underlying stock”). The Securities are designed for investors who believe that the price of the underlying stock will increase during the Observation Period. The Securities will be called automatically if the underlying stock closes at or above the Initial Price on any Observation Date. You may lose up to 100% of your principal amount invested if the Securities have not been called and the underlying stock closes below the Trigger Price on the Final Valuation Date. You will receive a positive return on your Securities only if the underlying stock closes at a price equal to or above the Initial Price on any Observation Date, including the Final Valuation Date. Investing in the Securities involves significant risks. You may lose some or all of your principal. The contingent protection feature applies only if you hold the Securities to maturity. Any payment on the Securities, including any principal protection, is subject to the creditworthiness of the Issuer.

Features

❑

Tactical Investment Opportunity — If you believe the underlying stock will appreciate in value over the term of the Securities but are unsure about the exact timing or magnitude of the appreciation, the Securities provide a potential opportunity to generate returns based on this market view. The Securities will be automatically called for the principal amount plus an amount based on the Call Return if the closing price of the underlying stock on any Observation Date is equal to or greater than the closing price of the underlying stock on the Trade Date. If the Securities are not called, investors will have downside market exposure to the underlying stock at maturity, subject to the contingent protection feature.

❑

Contingent Protection Feature — If you hold the Securities to maturity, the Securities are not called on the Final Valuation Date and the underlying stock is above or equal to the Trigger Price on the Final Valuation Date, you will receive 100% of your principal, subject to the creditworthiness of the Issuer. If the underlying stock closes below the Trigger Price on the Final Valuation Date, your investment will be fully exposed to the negative Underlying Return.

Key Dates

Trade Date:	April 12, 2010
Settlement Date:	April 15, 2010
Final Valuation Date[1]:	April 12, 2011
Maturity Date[1]:	April 18, 2011

[1]

Subject to postponement in the event of a market disruption event as described under “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement.

Security Offering

These terms relate to Securities linked to the common stock of General Electric Company. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlying stock	Call Return rate	Initial Price	Trigger Price	CUSIP	ISIN
Common stock of General Electric Company	15.60% per annum	$18.71	$14.97 (80% of the Initial Price)	06740L808	US06740L8081

See “Additional Information about Barclays Bank PLC and the Securities” on page PS-2 of this pricing supplement. The Securities will have the terms specified in the prospectus dated February 10, 2009, the prospectus supplement dated March 1, 2010 and this pricing supplement. See “Key Risks” on page PS-5 of this pricing supplement and “Risk Factors” beginning on page S-5 of prospectus supplement for risks related to investing in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Securities. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Securities after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public		Underwriting Discount		Proceeds to Barclays Bank PLC
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
General Electric Company	$3,750,000	100%	$46,875	1.25%	$3,703,125	98.75%

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

You should read this pricing supplement together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated March 1, 2010 relating to our Global Medium-Term Securities, Series A, of which these Securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

♦	Prospectus supplement dated March 1, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510043357/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Autocallable Optimization Securities with Contingent Protection that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Securities may be suitable for you if:

♦	You believe the underlying stock will not close below the Trigger Price, which is 80% of the Initial Price on the Final Valuation Date.

♦	You believe the underlying stock will close at or above the Initial Price on one of the specified Observation Dates, including the Final Valuation Date.

♦

You are willing to hold securities that will be called on any Observation Date on which the underlying stock closes at or above the Initial Price, or you are otherwise willing to hold such securities to maturity.

♦	You believe the underlying stock will remain stable for the term of the Securities and will close at or above the Initial Price on the Final Valuation Date.

♦

You are willing to make an investment whose return is limited to the specified Call Return, an annualized return of 15.60%, regardless of the appreciation of the underlying stock, which may be significant.

♦	You are willing to hold the Securities to maturity, a term of 12 months, and are aware that there may be little or no secondary market for the Securities.

♦	You do not seek current income from this investment.

♦	You are comfortable with the creditworthiness of Barclays Bank PLC, as Issuer of the Securities.

♦	You are willing to make an investment where you could lose some or all of your principal.

♦	You seek exposure to the issuer of the underlying stock.

The Securities may not be suitable for you if:

♦	You believe the underlying stock will close below the Trigger Price, which is 80% of the Initial Price on the Final Valuation Date.

♦	You believe the price of the underlying stock will decrease during the Observation Period.

♦	You seek an investment that is 100% principal protected.

♦	You are not willing to make an investment in which you could lose up to 100% of your principal.

♦	You seek an investment whose return is not limited to the specified Call Return, an annualized return of 15.60%, regardless of the appreciation of the underlying stock, which may be significant.

♦	You seek an investment for which there will be an active secondary market.

♦

You are unable or unwilling to hold securities that will be called on any Observation Date on which the underlying stock closes at or above the Initial Price, or you are otherwise unable or unwilling to hold such securities to maturity.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦	You seek current income from your investment.

♦	You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as Issuer of the Securities.

♦	You do not seek exposure to the issuer of the underlying stock.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” on page PS-5 and more detailed “Risk Factors” beginning on page S-5 of the prospectus supplement for risks related to an investment in the Securities.

Final Terms[1]

Issuer:	Barclays Bank PLC (Rated: AA-/Aa3)[2]
Principal Amount per Security:	$10.00 per Security
Term[3]:	12 months, unless called earlier
Underlying Stock:	General Electric Company (Ticker: GE) (the “underlying stock”)
Call Feature:	The Securities will be called if the Final Price of the underlying stock on any Observation Date is at or above the Initial Price.
Observation Dates:	Monthly, on or about May 12, 2010, June 14, 2010, July 12, 2010, August 12, 2010, September 13, 2010, October 12, 2010, November 12, 2010, December 13, 2010, January 12, 2011, February 14, 2011, March 14, 2011 and April 12, 2011.[4]
Call Settlement Dates:	Four (4) business days following the applicable Observation Date.
Call Return:	If the Securities are called, you will receive on the applicable Call Settlement Date a cash payment per $10.00 principal amount of each Security equal to the Call Price for the applicable Observation Date. The Call Price will be based upon the Call Return, an annualized rate of return of 15.60%. The table below is based on the Call Return of 15.60% per annum.

Observation Date	Call Return*	Call Price (per $10.00)*
May 12, 2010	1.30%	$10.13
June 14, 2010	2.60%	$10.26
July 12, 2010	3.90%	$10.39
August 12, 2010	5.20%	$10.52
September 13, 2010	6.50%	$10.65
October 12, 2010	7.80%	$10.78
November 12, 2010	9.10%	$10.91
December 13, 2010	10.40%	$11.04
January 12, 2011	11.70%	$11.17
February 14, 2011	13.00%	$11.30
March 14, 2011	14.30%	$11.43
April 12, 2011	15.60%	$11.56
*Call Return and Call Price amounts have been rounded for ease of analysis.

Payment at Maturity (per Security):

If the Securities are not called and the Final Price is above or equal to the Trigger Price on the Final Valuation Date, you will receive a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Security.[5]

If the Securities are not called and the Final Price is below the Trigger Price on the Final Valuation Date, you will receive a cash payment on the Maturity Date equal to:

$10.00 x (1 + Underlying Return)

Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the underlying stock declines.

Underlying Return:	Final Price – Initial Price Initial Price
Trigger Price:	$14.97 (80% of the Initial Price)
Observation Period:	The period commencing on (and including) the Trade Date and ending on (and including) the Final Valuation Date.

Initial Price:	$18.71 the closing price of the underlying stock on the Trade Date.
Final Price:	The closing price of the underlying stock on the Final Valuation Date.
Closing Price:	On any trading day, the last reported sale price of the underlying stock on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.

Determining Payment upon a Call or at Maturity

Accordingly, you may lose some or all of your principal at maturity, depending on how much the price of the underlying stock declines.

[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
[2]

The Securities are not rated by Standard & Poor’s Ratings Services (“S&P”) or Moody’s Investors Service (“Moody’s”) as a result of certain policy changes by these organizations. As announced in December 2009, S&P no longer rates obligations, such as the Securities, with variable principal payments linked to commodity prices, equity prices or indices linked to either commodity or equity prices. However, the other senior unsecured debt securities of a maturity of more than one year of Barclays Bank PLC unaffected by this policy change are rated AA- by S&P. In addition, as announced in June 2009, Moody’s no longer issues public ratings of notes, such as the Securities, for which repayment of principal is dependent on the occurrence of a non-credit event. However, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. The ratings mentioned in this paragraph are subject to downward revision, suspension or withdrawal at any time by the assigning rating organization and are not a recommendation to buy, sell or hold securities.

[3]

In the event that we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Securities remains the same.

[4]

Subject to postponement in the event of a market disruption event as described under “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement.

[5]	Contingent protection is provided by Barclays Bank PLC and therefore, is dependent on the ability of Barclays Bank PLC to satisfy its obligations when they come due.

Hypothetical Examples of how the Securities Perform

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following terms:

Principal Amount:	$10.00

Term	12 months

Initial Price:	$18.71

Call Return:	15.60% per annum (or 1.3000% per month)

Observation Dates:	Monthly

Trigger Price:	$14.97 (which is 80% of the Initial Price)

Example 1 — Securities are Called on the First Observation Date

Closing Price at first Observation Date:	$20.58 (at or above Initial Price, Securities are called)

Call Price (per $10.00)	$10.13

Since the Securities are called on the first Observation Date, you will receive on the Call Settlement Date a total Call Price of $10.13 per $10.00 principal amount (1.13% total return on the Securities).

Example 2 — Securities are Called on the Final Valuation Date

Closing Price at first Observation Date:	$17.77 (below Initial Price, Securities NOT called)

Closing Price at second Observation Date:	$18.15 (below Initial Price, Securities NOT called)

Closing Price at third Observation Date:	$17.59 (below Initial Price, Securities NOT called)

Closing Price at fourth to eleventh Observation Date:	Various (all below Initial Price, Securities NOT called)

Closing Price at Final Valuation Date:	$19.65 (at or above Initial Price, Securities are called)

Call Price (per $10.00)	$11.56

Since the Securities are called on the Final Valuation Date, you will receive on the Call Settlement Date (which coincides with the maturity date in this example) a total Call Price of $11.56 per $10.00 principal amount (15.60% total return on the Securities).

Example 3 — Securities are NOT Called and the Final Price is above the Trigger Price on the Final Valuation Date

Closing Price at first Observation Date:	$17.77 (below Initial Price, Securities NOT called)

Closing Price at second Observation Date:	$18.15 (below Initial Price, Securities NOT called)

Closing Price at third Observation Date:	$17.59 (below Initial Price, Securities NOT called)

Closing Price at fourth to eleventh Observation Date:	Various (all below Initial Price, Securities NOT called)

Closing Price at Final Valuation Date:	$18.52 (below Initial Price, but above the Trigger Price, Securities NOT called)

Call Price (per $10.00)	$10.00

At maturity, you will receive a total of $10.00 per $10.00 principal amount (a zero return on the Securities). The Securities are not called during the Observation Period and the Final Price is not below the Trigger Price on the Final Valuation Date.

Example 4 — Securities are NOT Called and the Final Price is below the Trigger Price on the Final Valuation Date

Closing Price at first Observation Date:	$17.77 (below Initial Price, Securities NOT called)

Closing Price at second Observation Date:	$18.15 (below Initial Price, Securities NOT called)

Closing Price at third Observation Date:	$17.59 (below Initial Price and Trigger Price, Securities NOT called)

Closing Price at fourth to eleventh Observation Date:	Various (all below Initial Price, Securities NOT called)

Closing Price at Final Valuation Date:	$13.85 (below Initial Price and Trigger Price, Securities NOT called)

Settlement Amount (per $10.00)	$10.00 x [1 + Underlying Return] $10.00 x (1 - 26.00%) $7.40

Since the Securities are not called and the Final Price is below the Trigger Price on the Final Valuation Date, at maturity, you will receive a total of $7.40 per $10.00 principal amount (a 26.00% loss on the Securities).

What are the tax consequences of the Securities?

Some of the tax consequences of your investment in the Securities are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Securities as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Securities are uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid cash-settled executory contract with respect to the underlying stock. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss would generally be short-term capital gain or loss if you have a holding period in respect of your Securities of no more than one year, and otherwise should generally be long-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described above. This opinion assumes that the description of the terms of the Securities in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Securities, possibly with retroactive effect. Other alternative treatments for your Securities may also be possible under current law. For example, it is possible that the Securities could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Securities are so treated, you would be required to accrue interest income over the term of your Securities and you would recognize gain or loss upon the sale or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. Any gain you recognize upon the sale or maturity of your Securities would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Securities, and thereafter would be capital loss. Additionally, it is possible that the Internal Revenue Service could assert that your holding period in respect of your Securities should end on the date on which the amount you are entitled to receive upon early redemption or maturity of your securities is determined, even though you will not receive any amounts in respect of your Securities prior to the early redemption or maturity of the Securities. In such case, if your Securities are not redeemed prior to maturity, you may be treated as having a holding period in respect of your Securities that is less than one year even if you receive cash upon the maturity of your Securities at a time that is more than one year after the beginning of your holding period.

For a further discussion of the tax treatment of your Securities as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities. For additional, important considerations related to tax risks associated with investing in the Securities, you should also examine the discussion in “Key Risks—Taxes”, in this pricing supplement.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing in any of the equities upon which the price of the underlying stock is based. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦

You may lose some or all of your principal — The Securities do not guarantee any return of principal at maturity. The return on the Securities depends on the underlying stock closing at or above the Initial Price on an Observation Date. You will lose some or all of your principal if the Securities are not called prior to the Maturity Date and the Final Price is below the Trigger Price on the Final Valuation Date.

♦

The call feature limits your potential return — The appreciation potential of the Securities as of any Observation Date is limited to the applicable Call Price, regardless of the appreciation of the underlying stock, which may be significant. Therefore, you may receive a lower payment if the Securities are automatically called or at maturity, as the case may be, than you would have if you had invested directly in the underlying stock. In addition, since the Securities could be called as early as the first Observation Date, the total return on the Securities could be minimal. Further, if your Securities are called, you may not be able to reinvest at comparable terms or returns.

♦

Reinvestment risk — If your Securities are called early, the holding period over which you would receive the per annum return of 15.60% could be as little as one month. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities in a comparable investment with a similar level of risk in the event the Securities are called prior to the Maturity Date.

♦

Contingent principal protection — The Securities provide limited principal protection only if the Final Price is above or equal to the Trigger Price on the Final Valuation Date, and you hold the Securities to maturity.

♦

No interest payments, dividend payments or voting rights — As a holder of the Securities, you will not receive interest payments, and you will not have voting rights, rights to receive cash dividends or other distributions, or any other rights that holders of shares of the underlying stock would have.

♦

There may be little or no secondary market for the Securities — The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.

♦

Owning the Securities is not the same as owning the underlying stock — The return on your Securities may not reflect the return you would realize if you actually owned the underlying stock. For instance, you will not receive or be entitled to receive any dividend payments or other distribution over the life of the Securities.

♦

Credit of Issuer — The Securities are senior unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any contingent protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the principal protection or any other amounts owed to you under the terms of the Securities.

♦

Price prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying stock; the volatility of the underlying stock; the dividend rate paid on the underlying stock; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of Barclays Bank PLC.

♦

Certain built-in costs are likely to adversely affect the value of the Securities prior to maturity — While the payment at maturity for the offered Securities described in this pricing supplement is based on the full principal amount of the Securities, the original issue price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Barclays Bank PLC or its affiliates will be willing to purchase the Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

♦

Dealer incentives — We, our affiliates and agents act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation of $ 0.125 per Security to the principals, agents and dealers in connection with the distribution of the Securities.

♦

Single stock risk — The price of an underlying stock can rise or fall sharply due to factors specific to that underlying stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

♦

There is a high probability that the Securities will be called or that the underlying stock will fall below the Trigger Price —Since its inception, the underlying stock has experienced significant volatility. As a result, there is a high probability that your Securities will be called before the Maturity Date, limiting your appreciation potential. In addition, there is a high probability that the underlying stock will close below the Trigger Price on the Final Valuation Date, eliminating the contingent principal protection feature and exposing you to the loss of some or all of your principal investment if the Underlying Return is negative.

♦

Antidilution adjustments — For certain corporate events affecting the underlying stock, the calculation agent may make adjustments to the closing price of the underlying stock, which will affect the amount payable on the Securities. However, the calculation agent will not make such adjustments in response to all events that could affect the underlying stock. If an event occurs that does not require the calculation agent to make such adjustments, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the calculation agent, which will be binding on you absent manifest error. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this pricing supplement or the prospectus supplement as necessary to achieve an equitable result.

♦

In some circumstances, the payment you receive on the Securities may be based on the common stock of another company and not the underlying stock — Following certain corporate events relating to the issuer of the underlying stock where the issuer is not the surviving entity, your return on the Securities may be based on the common stock of a successor to the respective underlying stock issuer or any cash or any other assets distributed to holders of the underlying stock in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see the section “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” of the prospectus supplement.

♦

Potential Barclays Bank PLC impact on market price of underlying stock — Trading or transactions by Barclays Bank PLC or its affiliates in the underlying stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying stock may adversely affect the market price of the underlying stocks and, therefore, the market value of the Securities.

♦

Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦

Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the underlying stock to which the Securities are linked.

♦

Taxes — The U.S. federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until redemption or maturity and whether all or part of the gain you may recognize upon sale, redemption or maturity of an instrument such as the Securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.

Information about the Underlying Stock

Included in the following pages is a brief description of the underlying issuer of the underlying stock. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for the underlying stock. The information given below is for the four calendar quarters in each of 2004, 2005, 2006, 2007, 2008 and 2009 and for the first calendar quarter of 2010. Partial data is provided for the second calendar quarter of 2010. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying stock as an indication of future performance.

The underlying stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the underlying stock with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuer of the underlying stock under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

General Electric Company

According to publicly available information, General Electric Company (the “Company”) is a diversified technology, media and financial services corporation. With products and services ranging from aircraft engines, power generation, water processing, and security technology to medical imaging, business and consumer financing, media content and industrial products, the Company services customers in more than 100 countries and employs more than 300,000 people worldwide.

The Company was incorporated in 1892, and has since developed or acquired new technologies and services that have broadened considerably the scope of its activities. The Company’s address is 1 River Road, Schenectady, NY 12345-6999. The Company also maintains executive offices at 3135 Easton Turnpike, Fairfield, CT 06828-0001.

The Company’s SEC file number is: 001-00035.

Historical Information

The following table sets forth the quarterly high and low closing prices for the Company’s common stock, based on daily closing prices on the primary exchange for the Company’s common stock, as reported by Bloomberg. The Company’s closing price on April 12, 2010 was $18.71.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Quarterly Close
1/2/2004	3/31/2004		$34.18	$29.18	$30.51
4/1/2004	6/30/2004		$33.41	$29.96	$32.38
7/1/2004	9/30/2004		$34.47	$31.56	$33.53
10/1/2004	12/31/2004		$37.47	$32.91	$36.44
1/3/2005	3/31/2005		$36.54	$35.15	$36.06
4/1/2005	6/30/2005		$37.17	$34.60	$34.60
7/1/2005	9/30/2005		$35.64	$33.09	$33.67
10/3/2005	12/30/2005		$36.20	$32.68	$35.03
1/3/2006	3/31/2006		$35.46	$32.31	$34.78
4/3/2006	6/30/2006		$35.16	$32.90	$32.94
7/3/2006	9/29/2006		$35.50	$32.11	$35.32
10/2/2006	12/29/2006		$38.16	$34.70	$37.27
1/3/2007	3/30/2007		$38.09	$34.06	$35.33
4/2/2007	6/29/2007		$39.32	$34.77	$38.25
7/2/2007	9/28/2007		$41.79	$36.80	$41.39
10/1/2007	12/31/2007		$42.09	$36.25	$37.00
1/2/2008	3/31/2008		$37.52	$31.74	$36.87
4/1/2008	6/30/2008		$38.40	$26.32	$26.56
7/1/2008	9/30/2008		$29.96	$23.42	$26.02
10/1/2008	12/31/2008		$24.46	$12.86	$16.22
1/2/2009	3/31/2009		$16.97	$ 6.64	$10.10
4/1/2009	6/30/2009		$14.52	$10.15	$11.69
7/1/2009	9/30/2009		$16.98	$10.71	$16.40
10/1/2009	12/31/2009		$16.83	$14.20	$15.13
1/4/2010	3/31/2010		$18.45	$15.46	$18.18
4/1/2010	4/12/2010	*	$18.71	$18.33	$18.71

*	As of the date of this pricing supplement information for the second calendar quarter of 2010 includes data for the period from April 1, 2010 through April 12, 2010. Accordingly the “Quarterly High,” “Quarterly Low,” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second quarter of 2010.

The graph below illustrates the performance of the Company’s common stock from June 30, 1998 through April 12, 2010, based on information from Bloomberg. The dotted line represents the Trigger Price, equal to 80% of the closing price on April 12, 2010. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents have agreed to purchase, all of the Securities at the price indicated on the cover of this pricing supplement, the document that has been filed pursuant to Rule 424(b)(2) and contains the final pricing terms of the Securities. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliates will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Securities.